   As filed with the Securities and Exchange Commission on December 5, 1997
-------------------------------------------------------------------------------

                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

FILED BY THE REGISTRANT [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] PRELIMINARY PROXY STATEMENT

[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-
   6(E)(2))

[ ] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        TRUE NORTH COMMUNICATIONS INC.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(1) AND 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

-------------------------------------------------------------------------------

[True North Logo]


   Date: December 5, 1997
Contact: Susan Geanuleas, True North Communications: 312/425-6570
         Ed Orgon, The Torrenzano Group: 212/681-1700 ext. 102

         FOR IMMEDIATE RELEASE


                  TRUE NORTH ISSUES STATEMENT TO SHAREHOLDERS
                           REGARDING PUBLICIS OFFER


CHICAGO, IL.--True North Communications Inc. (NYSE: TNO) released to the press today a letter addressed to True North stockholders from the True North Board, urging stockholders "not to act hastily with respect to your investment in True North, but to await the findings and conclusions of your Board to ensure that your decision is fully informed."

A copy of the letter in its entirety is attached.

True North Communications Inc. is one of the leading global communications companies, with operations in 69 countries. In 1996, its capitalized billings exceeded $8.2 billion. True North brands include: Foote, Cone & Belding, the largest advertising agency in North America; TN Technologies Inc.; and Associated Communications Companies.


                                     # # #

[TRUE NORTH LOGO]
TRUE NORTH COMMUNICATIONS INC.
101 EAST ERIE STREET, CHICAGO, ILLINOIS 60611-2897, USA PHONE 312-425-6500 FAX 312-425-5010

BRUCE MASON
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                                                December 5, 1997

Dear Stockholder:

          Your Board of Directors and management wish to inform you of certain recent developments concerning your investment in True North Communications Inc.

          On December 4, 1997, Publicis S.A., a French company headed by Maurice Levy, announced its intention to commence a tender offer to purchase approximately 38% of your Company's outstanding shares at $28 per share. Publicis is seeking to purchase only enough shares which, when added to the shares it already owns, will give it a bare majority, and thus, control of your Company and its Board of Directors. Publicis has indicated that its offer is a "first step" in effecting a combination of its Publicis Communication and Publicis Worldwide subsidiaries with True North. Although Publicis has stated that it intends that each True North share retained by the public would have an estimated post-combination value of $28, the number of True North shares that would be issued to Publicis in the "second step" was not disclosed.

          Your Board will carefully consider Publicis' offer and report its recommendations to True North stockholders at the earliest practicable time, and in any event within ten business days after the commencement of Publicis' offer. In the meantime, you are urged not to act hastily with respect to your investment in True North, but to await the finding and conclusions of your Board to ensure that your decision is fully informed.

          Publicis has also filed preliminary proxy materials with the Securities and Exchange Commission indicating its intention to solicit revocations and conditional proxies in an attempt to defeat True North's previously announced merger with Bozell, Jacobs, Kenyon & Eckhardt, Inc.

          You should know that, subject to your Board's review of the Publicis offer, the Board has not withdrawn its endorsement of the Bozell merger. The special meeting to approve the Bozell merger continues to be scheduled for December 30, 1997, and all stockholders are encouraged to make sure their shares are represented at this important meeting by completing, signing, dating and mailing the enclosed proxy in the envelope provided. You are urged not to sign any gold form of "revocation and conditional proxy" you may receive from Publicis in its attempt to prevent the special meeting from being held.

          We will endeavor to keep you informed promptly of further significant developments in this matter. Your interest and participation in the affairs of your Company are sincerely appreciated.

                                       On Behalf Of The Board Of Directors

                                       Sincerely,

                                       /s/ Bruce Mason
                                       Bruce Mason
                                       Chairman of the Board and
                                         Chief Executive Officer


--------------------------------------------------------------------------------

If any of your shares are held in the name of a brokerage firm or bank, only it can vote your shares and only upon receipt of your specific instructions. Accordingly please sign, date and mail your proxy using the envelope provided by your broker or bank.

If you have any questions or need assistance in voting your shares, please contact D.F. King & Co., Inc., which is assisting your Company in this matter, toll-free at 1-800-549-6650.

--------------------------------------------------------------------------------